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EXHIBIT 99.3(b)

Form of Selling Agreement between Pacific Mutual Life, PMD and various Broker-Dealers
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                                                                 EXHIBIT 99.3(b)

                     PACIFIC MUTUAL LIFE INSURANCE COMPANY
                      VARIABLE CONTRACT SELLING AGREEMENT

     This Agreement ("Agreement") is made as of September, 1996 by and among PACIFIC MUTUAL LIFE INSURANCE COMPANY ("Pacific Mutual"), PACIFIC MUTUAL DISTRIBUTORS, INC. ("Distributor"), a broker/dealer registered with the Securities and Exchange Commission ("SEC") pursuant to the Securities Exchange Act of 1934, as amended ("Exchange Act"), and a member of the National Association of Securities Dealers, Inc. ("NASD"), SMITH BARNEY, INC., a broker/dealer registered with the SEC pursuant to the Exchange Act and a member of the NASD ("Broker/Dealer"), SBHU LIFE AGENCY, INC. and each listed subsidiary and affiliated agency listed on Exhibit A which is attached hereto and made a part hereof (jointly and severally referred to herein as "Agency"); Broker/Dealer and Agency jointly and severally hereinafter referred to collectively as "Selling Entities".

     This Agreement is for the purpose of providing for the distribution of certain variable life insurance policies and/or annuity contracts set forth in Schedule A hereto and of any successor additional SEC registered insurance products (as discussed in Paragraph 3 of this Agreement) issued by Pacific Mutual and approved for distribution by Distributor through representatives who are both (a) state insurance licensed and appointed agents of Pacific Mutual (if and as required by state insurance law), and associated with Agency and (b) NASD Subagents of Broker/Dealer who are appropriately licensed with the NASD and with the relevant states pursuant to state securities law (if and as required by state law). The variable life insurance policies and/or variable annuity contracts set forth in Schedule A which is attached hereto, and made a part hereof, as such Schedule may be amended and/or restated from time to time to include any successor or additional SEC registered insurance products, and together with any riders or endorsements to such policies and contracts, certificates relating to such policies and contracts, supplemental contracts and forms are referred to collectively herein as the "Contracts".

1.   APPOINTMENT

     In consideration of the mutual promises and covenants contained in this Agreement, Pacific Mutual and Distributor appoint Broker/Dealer and those persons associated with Agency who are NASD Registered Representatives (or Subagents as defined in paragraph 4 below) of Broker/Dealer, state insurance licensed, and appointed by Pacific Mutual (if and as required by state law) to procure applications for the Contracts.

     These appointments are not deemed to be exclusive in any manner and extend only to those jurisdictions set forth in Schedule B which is attached hereto and made a part hereof, as such Schedule B may be amended from time to time by Pacific Mutual in its sole discretion, and with written notice to Selling Entities, where the Contracts specified in such Schedule B have been approved for sale.

     Pacific Mutual will provide Selling Entities with written advanced notice regarding the jurisdictions in which Pacific Mutual is authorized to solicit applications for the Contracts and any limitations on the availability of such Contracts in any jurisdiction.

2.   RESPONSIBILITIES

     Broker/Dealer is authorized to collect the premium on the Contracts and must remit such premiums to Pacific Mutual in the manner set forth in the applicable Compensation Schedule set forth in the applicable Schedule D. Contract applications shall be taken only on preprinted, state-appropriate application forms supplied by Pacific Mutual or in an electronic format approved by Pacific Mutual and by Smith Barney. All completed applications, supporting documents and payments are the sole property of Pacific Mutual and must be promptly delivered to Pacific Mutual. All applications are subject to acceptance by Pacific Mutual at its sole discretion; provided, however, that Pacific Mutual will not discriminate based upon race, creed or color.

3.   NEW PRODUCTS

     Distributor may propose and Pacific Mutual may issue additional or successor products, in which event Broker/Dealer will be informed in writing and in advance of the new product and its related Compensation Schedule. Pacific Mutual may not accept business for any new product until Broker/Dealer gives written approval of such product to be sold through its Subagents. If and/or when Broker/Dealer provides Pacific Mutual with

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written approval of such new product(s) and agrees to its related Compensation
Schedule (which may be in the form of an executed Compensation Schedule for such new product(s)), which shall be attached to and made a part of this Agreement as an amendment or addendum to the applicable Schedule D, or as a new Schedule D hereto, and receives the amendment(s) of Schedules A and B to this Agreement to name such new product(s) and to identify where their offer and sale has been approved, then Pacific Mutual and Distributor may distribute such new products through the Selling Entities. If Broker/Dealer does not give written approval to a new product and an order for same is accepted by Pacific Mutual, Distributor, their agents or employees, then Distributor will be responsible for the unapproved sale. Approval of new products by Broker/Dealer shall be deemed approval by Agency.

4.   SUBAGENTS

     Agency is authorized to appoint Subagents to solicit sales of the Contracts ("Subagents"); provided, however, that Pacific Mutual shall have the right in its sole reasonable discretion to terminate the appointment of any Subagent upon notice from Pacific Mutual to Agency. Agency covenants and agrees that no Subagent shall commence solicitation nor aid, directly or indirectly, in the solicitation of any application for any Contract unless, at the time of such solicitation or aid, such Subagent is appropriately licensed for such product under applicable insurance laws and is an NASD Registered Representative of Broker/Dealer.

     Selling Entities each represent that they have, for each Subagent, fulfilled all requirements set forth in the form of general letter of recommendation set forth in Schedule C which is attached hereto and made a part hereof; and agree, upon reasonable advance written request by Pacific Mutual, to furnish proof of such fulfillment as Pacific Mutual may require in connection with any investigation or inquiry conducted by Pacific Mutual or any governmental or regulatory body.

5.   SALES MATERIAL

     Neither Selling Entities nor Pacific Mutual nor any of their respective Subagents, officers, directors, employees, affiliates, representatives or agents shall utilize in their marketing efforts for the Contracts any written brochure, descriptive literature, printed and published material, audio-visual material or standard letters without notice to and approval by each other; provided, however, that prospectuses, statements of additional information and supplements or amendments thereto, and annual and semi-annual reports provided to Selling Entities by Pacific Mutual or Distributor shall not require approval of Selling Entities. Pacific Mutual and Broker/Dealer agree to submit to each other for the other's review as to content, any advertising and/or marketing materials prepared by the other which it wishes the other party to use. If either party disapproves any materials, it will inform the other party of the basis for its disapproval. If the disapproval cannot be resolved to the satisfaction of Broker/Dealer, Broker/Dealer will have no obligation to use such materials in its solicitation of the Contracts. If the disapproval cannot be resolved to the satisfaction of Pacific Mutual, Broker/Dealer will not be able to use such materials in its solicitation of the Contracts. In order for either party to review and approve materials not produced by the other, the non-producing party must provide the other party with evidence that any material proposed to be used was filed with the NASD in accordance with applicable rules and copies of correspondence with the NASD relating to the proposed material. All advertising material and sales promotional material produced and published by Selling Entities or their agents shall be and remain the sole and exclusive property of Selling Entities and shall be used solely and exclusively by Selling Entities and their agents. Such material shall not be used by Pacific Mutual nor its agents without Broker/Dealer's prior consent. All advertising material and sales promotional material produced or published by Pacific Mutual or Distributor shall remain the sole and exclusive property of Pacific Mutual and/or Distributor, respectively; and such material shall not be used by Selling Entities or by its agents without Pacific Mutual's prior written consent.

6.   RECORDS

     In accordance with the requirements of federal and state laws and rules of applicable self-regulatory organizations ("SROs"), as defined in the Exchange Act, including but not limited to the Rules of Fair Practice of the NASD ("NASD Rules"), all parties shall maintain complete records concerning the sale of the Contracts, information regarding the customers relating to the sale and/or servicing of the Contracts, including the manner and extent of distribution of any sales, marketing or other solicitation material, shall make such records and files available to staff of a party hereto at such times as the other party hereto may reasonably request and shall make

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such material available to personnel of state insurance departments, the NASD or other regulatory agency, including the SEC, that have regulatory authority over the parties to this Agreement.

7.   DELIVERY OF PROSPECTUSES

     Selling Entities covenant and agree that each solicitation, will be made by use of a currently effective prospectus, that a prospectus will be delivered concurrently with each sales presentation or upon confirmation of a sale, that Selling Entities shall instruct and supervise Subagents that no statements shall be made by Subagents to a client superseding or controverting any statement made in the prospectus. Pacific Mutual and Distributor shall furnish Selling Entities, at no cost to Selling Entities, reasonable quantities of currently effective prospectuses and such other material as Pacific Mutual and Distributor deem necessary to aid in the solicitation of Contracts. Such material shall be delivered to Selling Entities prior to the effective date of this Agreement.

8.   BROKER/DEALER REPRESENTATIONS

     Broker/Dealer represents and covenants that:

     (a) Broker/Dealer is affiliated with Agency which is an entity properly licensed under the insurance laws of the jurisdiction(s) in which Broker/Dealer will act under this Agreement;

     (b) Broker/Dealer is registered with the SEC as a broker/dealer under the Exchange Act, a member of the NASD and will, throughout the duration of this Agreement, remain in compliance with the requirements of the NASD and of the Exchange Act, including but not limited to laws requiring that the Broker/Dealer and each of its Subagents be appropriately securities registered, insurance licensed and appointed by Pacific Mutual (if and as required by law), and such other applicable federal or state laws;

     (c) Broker/Dealer has established rules, procedures, and supervisory review techniques necessary to train and to supervise the activities of its NASD Subagents who are state insurance licensed;

     (d) Broker/Dealer, including any Subagent, shall only sell or recommend for sale any Contract to any person with reasonable grounds for believing, after appropriate inquiry, that the purchase of that Contract is suitable for that person;

     (e) Upon request by Pacific Mutual and Distributor, Broker/Dealer will furnish such appropriate records as are necessary to document the training, licensing and supervision required by subparagraph (c) above, and client suitability determinations required by subparagraph (d) above; provided, however, that nothing herein shall be deemed to require Selling Entities to create or maintain separate procedures or create new processes so long as such procedures in effect adequately address supervisory issues raised by this Agreement.

9.   AGENCY REPRESENTATIONS

     Agency represents, warrants and covenants that each Subagent will comply fully with the requirements of state insurance law and applicable federal laws, including but not limited to assuring appropriate state insurance licensing and appointment by Pacific Mutual, as necessary according to state law and will establish rules and procedures necessary to supervise the activities of licensed and appointed agents of Pacific Mutual associated with Agency. Upon request by Pacific Mutual or Distributor, Agency will furnish such appropriate records as are necessary to document such supervision.

10.  SELLING ENTITIES REPRESENTATIONS

     Selling Entities represent that they:

     (a) shall take reasonable steps to prevent payment of commissions to employees and/or agents of Selling Entities with respect to Contracts held by persons who were solicited in states where such employees and/or agents are not appointed with Pacific Mutual at the time of such payments;

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     (b) shall take reasonable steps to prevent solicitation of sales of contracts to persons who reside in the states set forth in Exhibit B, which is attached hereto and made a part hereof, by any employees and/or agents and Subagents who are not appointed with Pacific Mutual in such states at the time of such solicitations.

     (c) shall take reasonable steps to prevent the payment of commissions to any of its employees, agents and/or Subagents who are not appropriately registered with the NASD and applicable states.

11.  PACIFIC MUTUAL REPRESENTATIONS

     (a) Pacific Mutual represents that the prospectus(es) and registration statement(s) relating to the Contracts that are and shall be in effect from time to time contain no untrue statements of material fact and do not omit to state material facts, the omission of which makes any statement contained in such prospectus(es) and registration statement(s) misleading. Further, Pacific Mutual represents that it will file current updated information with the SEC as required by applicable federal law and that current updated prospectuses shall be delivered to Broker/Dealer in a timely manner.

     (b) Pacific Mutual will not directly or indirectly (i) solicit applicants provided to Pacific Mutual by Broker/Dealer or its agents for the purpose of inducing them to purchase any products or (ii) sell, assign, transfer to, disclose in any manner, with or without consideration any list of applicants provided to Pacific Mutual by Broker/Dealer or its agents; provided, however, this paragraph shall not apply to any applicant who was previously a policyholder of Pacific Mutual nor to anything done or required to be done under applicable law or this Agreement; and further provided that nothing herein is intended to restrict or limit Pacific Mutual from accepting business from any agent (not affiliated with Selling Entities) which involves or relates to a client or applicant of Smith Barney, nor to impose any liability or responsibility on Pacific Mutual for the acts of any agent appointed by Pacific Mutual who is not also an employee of Pacific Mutual and a Subagent of Distributor.

     (c) Nothing in this Paragraph 11 shall be deemed to prohibit or limit Pacific Mutual's rights or abilities to send confirmations, notices, statements, annual and semi-annual reports and/or other communications generally sent to its Contractholders.

     (d) Pacific Mutual shall be fully liable to Broker/Dealer for any damage caused to it by virtue of any unauthorized dissemination of Broker/Dealer's customer lists and information regarding customers by Pacific Mutual.

     (e) Pacific Mutual shall take reasonable steps to prevent payment of commissions to Selling Entities with respect to Contracts sold to persons who were solicited in states where Subagents are not appointed with Pacific Mutual at the time of such payment.

     (f) Pacific Mutual shall take reasonable steps to reject applications for Contracts for persons who reside in the states set forth in Exhibit B, which are submitted by any Subagents who are not appointed by Pacific Mutual in such states.

     (g) Pacific Mutual shall take reasonable steps to prevent the payment of commissions to Selling Entities with respect to sales of Contracts by Subagents who are not appropriately registered with the NASD.

     (h) Pacific Mutual agrees that, with respect to Contracts as defined in this Agreement, Pacific Mutual will notify Broker/Dealer in the event that management of Pacific Mutual, in its ordinary course of business, becomes aware that Subagents are attempting to circumvent this Agreement by submitting Contracts through any broker/dealer other than Smith Barney, Inc.

12.  DISTRIBUTOR REPRESENTATIONS

     Distributor represents that it is a broker/dealer under the Exchange Act, a member of the NASD and will, throughout the duration of this Agreement remain in compliance with the requirements of the NASD and of the Exchange Act, including but not limited to laws requiring that the Broker/Dealer and each of its

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Subagents/Registered Representatives be appropriately securities registered, insurance licensed, and in compliance with such other applicable federal or state laws.

13.  COMPENSATION

     13.1 Pacific Mutual, through Distributor, will remit to Broker/Dealer or Agency compensation as set forth in the applicable Schedules D which are attached hereto and made a part hereof, which payments or termination thereof shall be governed by the administrative rules established by Pacific Mutual in its sole discretion and agreed to by Broker/Dealer prior to the effective date of this Agreement, which agreement shall be evidenced by execution of this Agreement. Selling Entities shall pay all Subagents. Pacific Mutual reserves the right not to pay compensation on a Contract, the premium for which is paid in whole or in part by the loan or surrender value of any other life insurance policy or annuity contract issued by Pacific Mutual.

     13.2 Pacific Mutual may offset, against any claim for commission and any other compensation payable to Broker/Dealer or Agency under this Agreement, any indebtedness of, respectively, Broker/Dealer or Agency, whether such indebtedness arises under this Agreement or arises in connection with the sale of "traditional" (non-variable/non-registered) life and/or annuities products issued by Pacific Mutual. Such indebtedness shall constitute a first lien against any such compensation. Neither Broker/Dealer nor Agency may offset, against any such indebtedness, any compensation accruing under this Agreement.

14.  COMPLAINTS AND INVESTIGATIONS

     All parties agree to cooperate fully with each other in any insurance or securities regulatory investigation or proceeding or judicial proceeding with respect to the parties to this Agreement and their agents or representatives to the extent that such investigation or proceeding is in connection with the Contracts distributed under this Agreement. Without limiting the foregoing:

     (a) All parties shall promptly notify each other of any complaint or comment regarding the Contracts and/or any allegation that any party or its agents or employees violated any law, regulation or rule in soliciting applications for or servicing the Contracts. All parties shall promptly investigate such complaint or allegation, take appropriate remedial measures and notify the other parties of same. Each party shall provide the other parties with full details of and correspondence relating to any of the foregoing, including copies of all legal documents pertaining thereto.

     (b) All parties shall cooperate fully with the other parties in any regulatory proceeding, arbitration proceeding or judicial proceeding involving the solicitation of applications for or the servicing of Contracts.

15.  INDEMNIFICATION

     15.1 Pacific Mutual and Distributor agree to, jointly and severally, indemnify and hold harmless Selling Entities, their officers, directors, agents and employees, against any and all losses, claims, damages, or liabilities including, without limitation, reasonable attorney's fees and expenses to which they may become subject under the Securities Act, the Exchange Act, the Investment Company Act of 1940, or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact required to be stated or necessary to make the statements made not misleading in the registration statement for the Contracts or for the shares of Pacific Select Fund (the "Fund") filed pursuant to the Securities Act, or any prospectus included as a part thereof, as from time to time amended and supplemented, or in any advertisement or sales literature produced by Pacific Mutual or Distributor, including seminar materials or the form of illustration for Contracts provided by Pacific Mutual and Distributor for use in solicitation relating to the Contracts. This indemnification shall apply to the accuracy of the content of any illustration provided by Pacific Mutual or Distributor to Selling Entities; provided, however, that neither Pacific Mutual nor Distributor shall be responsible for the assumptions given to Pacific Mutual by Subagents and used (i.e., hypothetical expected returns) in illustrations produced for Selling Entities nor for insuring that sufficient numbers of illustrations are produced or delivered to the client. In addition, Pacific Mutual and Distributor agree to include in the foregoing indemnification their failure to deliver updated

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prospectuses to Broker/Dealer in a timely manner and any act or omission of a director, officer or employee of Pacific Mutual or Distributor, proven to be in violation of a state or federal statute by a court of competent jurisdiction or a panel of arbitrators constituted to hear the controversy, including, without limitation, any failure of Pacific Mutual or Distributor to be appropriately registered or licensed.

     15.2 Selling Entities agree to, jointly and severally, hold harmless and indemnify Pacific Mutual and Distributor and any of their respective affiliates, employees, officers, agents and directors (collectively, "Indemnified Persons") against any and all losses, claims, damages, liabilities and expenses (including, without limitation, losses occasioned by any rescission of any Contract pursuant to a "free look" provision (as defined by the terms of any Contract) or by any return of initial purchase payment in connection with an incomplete application including, without limitation, reasonable attorneys' fees and expenses and any loss attributable to the investment experience under a Contract, that any Indemnified Person may incur from liabilities resulting or arising out of or based upon (a) any untrue or alleged untrue statement other than statements contained in the registration statement or prospectus relating to any Contract, (b) any inaccurate or misleading, or allegedly inaccurate or misleading sales material used in connection with any marketing or solicitation relating to any Contract, other than current sales material which is provided preprinted by Pacific Mutual or Distributor, (c) any use of any sales material that either has not been specifically approved in writing by Pacific Mutual or Distributor or that, although previously approved in writing by Pacific Mutual or Distributor, has been disapproved, in writing by either of them, for further use, or (d) any act or omission of a Subagent, director, officer or employee of Selling Entities, proven to be in violation of a state or federal statute by a court of competent jurisdiction or a panel of arbitrators constituted to hear the controversy, including, without limitation, any failure of Selling Entities or any Subagent to be registered as required as a broker/dealer under the 1934 Act, or licensed in accordance with the rules of any applicable self-regulatory organization or insurance regulator, provided, however, that this indemnification shall not apply to a "free look" caused by the act or omission by Pacific Mutual or Distributor, including officers, directors or employees of Pacific Mutual or Distributor.

16.  FIDELITY BOND

     Selling Entities each represent and covenant that all directors, officers, employees and Subagents of Selling Entities licensed pursuant to this Agreement or who have access to funds of Pacific Mutual are and will continue to be covered by a comprehensive crime coverage policy (fidelity bond) including coverage for larceny, embezzlement and other defalcation. This bond shall be maintained at Broker/Dealer's and/or Agency's expense. Such bond shall be at least equivalent to the minimal coverage required under the NASD Rules, and which includes coverage of life insurance and annuity business. Selling Entities acknowledge that Pacific Mutual may require evidence that such coverage is in force, and Broker/Dealer or Agency shall promptly give notice to Pacific Mutual of any notice of cancellation or change of coverage.

17.  LIMITATIONS OF AUTHORITY

     The Contract forms are the sole property of Pacific Mutual. No person or party other than Pacific Mutual has the right or authority to: (i) make, alter, modify, discharge or rescind any Contract; (ii) waive any provision with respect to any Contract; (iii) incur indebtedness or liability, or expend or contract for expenditure of any funds on behalf of Pacific Mutual or the Contracts; (iv) extend the time for payment of any premiums, bind Pacific Mutual to reinstate any terminated Contracts, or accept notes for payment of premiums; (v) enter into any proceeding in a court of law or before a regulatory agency in the name of or on behalf of Pacific Mutual; or (vi) institute or file any response to any legal proceeding in connection with any matter pertaining to the Contracts on behalf of Pacific Mutual without the prior written consent of Pacific Mutual (except that if Selling Entities themselves are named as a party or parties in such proceedings each named party may enter into legal proceedings on its own behalf without the written consent of Pacific Mutual).

18.  GENERAL PROVISIONS

     18.1 WAIVER

     Failure of any of the parties to insist promptly upon strict compliance with any of the obligations of any other party under this Agreement will not be deemed to constitute a waiver of the right to enforce strict compliance.

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     18.2 INDEPENDENT CONTRACTORS

     Selling Entities are each an independent contractor and not an employee or subsidiary of Pacific Mutual or Distributor. Nothing contained in this Agreement or otherwise shall be deemed to make any Subagent of Broker/Dealer or any Subagent appointed by Agency an employee or agent of Pacific Mutual or Distributor for tax or any other purposes. Neither Pacific Mutual nor Distributor shall have any responsibility for training or supervision of any such Subagent or registered representative or of any other employee or affiliate of any Selling Entities.

     18.3 ASSIGNMENT

     This Agreement shall not be assigned, nor the duties delegated, by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the right to receive commissions under this Agreement shall be freely assignable, subject to applicable law, in the event either party is merged with or purchased by another entity. Each party agrees to notify the other party within 20 (twenty) days of any change in their corporate ownership. Thereafter, each party shall have the right to immediately terminate this Agreement by providing written notice to the other party. Any purported assignment in violation of this Paragraph 18.3 is void.

     18.4 NOTICE

     Any notice required or otherwise given pursuant to this Agreement may be given electronically by facsimile or electronic mail (but not orally by telephone) or by mail, postage paid, (including any express mail service), transmitted to the last address communicated by the receiving party to the other parties to this Agreement. The current address for mailing purposes of this Agreement shall be set forth on the signature page.

     18.5 SEVERABILITY

     To the extent this Agreement may be in conflict with any applicable law or regulation, this Agreement shall be construed in a manner consistent with such law or regulation. The invalidity or illegality of any provisions of this Agreement shall not be deemed to affect the validity or legality of any other provision of this Agreement.

     18.6 AMENDMENT

     Except as expressly provided herein, this Agreement may be amended only by a writing signed by all parties. The Schedules hereto may be amended by Pacific Mutual or Distributor upon 30 days' written notice to Broker/Dealer and Agency which shall be deemed received the earlier of actual receipt or 30 days after mailing or transmission. The submission of an application for the Contracts by Selling Entities or Agency after the date of any such amendment shall constitute such party's agreement to such amendment. No amendment will impair the right to receive commissions as accrued with respect to Contracts issued and applications procured prior to the amendment. This Agreement does not apply to any variable life or annuity contract which was initially issued by First Capital Corporation ("FCC Contracts") which is currently carried by Pacific Corinthian Life Insurance Company and which may, in the future, be deemed by operation of law to become a Pacific Mutual contract. FCC Contracts may only be covered by this Agreement if an amendment to that effect is signed by all parties.

     18.7 TERMINATION

     This Agreement may be terminated by any party for any reason upon 30 days' prior written notice. It may be terminated, for cause, by any party immediately. Termination of this Agreement shall not impair the right to receive commissions accrued with respect to applications procured prior to the termination except as otherwise specifically provided in the applicable Schedule D hereto. Selling Entities agree that, following the termination of this Agreement for any reason, they will not enter into any plan, program scheme or course of action which would systematically attempt to attract Contract owners away from Pacific Mutual, except that Selling Entities may always recommend a move to another company's product if such move would be more suitable than Pacific Mutual's products for a particular client or clients or in the event of a detrimental change in the financial stability of Pacific Mutual which Selling Entities believe would jeopardize their clients (as determined by Selling Entities). Termination of this Agreement shall not terminate Selling Entities' rights to commissions on policies sold by Selling Entities prior to such termination, except as provided in any Schedule D to this

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Agreement. This paragraph shall not be in derogation of any right of set-off of other remedies Pacific Mutual may have on monies owed.

     18.8 SURVIVAL

     The representations, warranties and covenants of each of the parties as set forth in this Agreement are continuous during the term of this Agreement and each party agrees to notify each other party to this Agreement immediately, in writing, if, at any time during the course of this Agreement, any of the representations, warranties or covenants set forth herein become inaccurate or untrue, including the facts related thereto. All representations and warranties made in or pursuant to this Agreement and the provisions of Paragraphs 6. Records, 14.Complaints, 15.Indemnification, 17.Limitations on Authority, 18.5.Severability, 18.7.Termination, 18.10.Arbitration, and 18.11.Proprietary Information, of this Agreement shall survive the termination of this Agreement.

     18.9 ARBITRATION AND GOVERNING LAW

     All parties to this is Agreement agree to submit any dispute hereunder to the Arbitration Department of the New York Stock Exchange or the NASD to be heard in accordance with the rules then in effect. This Agreement shall be construed in accordance with the laws of the State of California, without giving effect to the conflict of law provisions thereof. To the extent that jurisdiction of a court is required in order to (i) enforce the judgment of an arbitration panel, (ii) appeal an arbitration panel's ruling in accordance with the rules of the NYSE or NASD, as applicable, or (iii) obtain a ruling on a point of law related to any arbitration, then the parties consent to the jurisdiction of the courts of the State of California and to the jurisdiction of federal courts located within California.

     18.10  CONFIDENTIAL/PROPRIETARY INFORMATION

     (a) The parties expressly acknowledge that they may reveal certain Confidential Information (as defined in paragraph (b) below) to the other in performance of this Agreement and agree not to, nor allow its officers, affiliates, employees or agents to, convey any confidential information to any third party, except as may be required under the terms of this Agreement. Pacific Mutual agrees that names, addresses, and other information as to customers or policyholders given to it by Smith Barney is Confidential Information owned by Smith Barney and shall not be disclosed to any person not a party to this Agreement without Smith Barney's prior written approval. Selling Entities acknowledge that information pertaining to any Distributor program or service is proprietary in nature and belongs exclusively to Distributor.

     (b) Each party acknowledges and agrees that any and all information emanating from the other's business in any form is "Confidential Information", and each party agrees that it will not, during or after the term of this Agreement, permit the duplication, use, or disclosure of any such Confidential Information to any person (other than an employee, agent or representative of the other party, or any service provider retained by any party which has been instructed with respect to the confidential nature of the confidential information, who must have such information for the performance of its obligation hereunder), unless such duplication, use or disclosure is specifically authorized by the other party in writing prior to any disclosure. Each party shall instruct any service provider retained by it when information is "Confidential Information" as defined herein and advise them to maintain its confidentiality. Each party shall use reasonable diligence, and in no event less than that degree of care which such party uses in respect to its own confidential information of like nature, to prevent the unauthorized disclosure or reproduction of such information to any third party. Without limiting the generality of the foregoing, to the extent that this Agreement permits the copying of Confidential Information, all such copies shall bear the same confidentiality notices, legends, and intellectual property rights designations that appear in the original versions.

     (c) For the purposes of this Paragraph 18.10, the term "Confidential Information" shall not include: information which is in the public domain; information known to the recipient party as of the date of this Agreement as shown by the recipient party's written records, unless the recipient party agreed to keep such information in confidence at the time of its receipt; and information properly obtained hereafter from a source who is not under an obligation of confidentiality with respect to such information.

19.  ENTIRE AGREEMENT

     This Agreement shall constitute the entire agreement among the parties and supersedes all prior agreements and understandings, whether written or verbal. This Agreement cannot be altered except in a writing signed by the parties below.

     By signing below, each of the undersigned agrees to have read and be bound by the terms and conditions of this Agreement. Each of the undersigned acknowledges receipt of a copy of this fully executed Agreement.


PACIFIC MUTUAL LIFE INSURANCE COMPANY
700 Newport Center Drive
Newport Beach, CA  92660

By: /s/ GLENN S. SCHAFER
    ---------------------------------
Name:  Glenn S. Schafer
       ------------------------------
Title:  President
        -----------------------------

PACIFIC MUTUAL DISTRIBUTORS, INC.
700 Newport Center Drive
Newport Beach, CA  92660

By: /s/ GERALD W. ROBINSON
    --------------------------------
Name:  Gerald W. Robinson
       ------------------------------
Title:  President and CEO
        -----------------------------

SMITH BARNEY INC.
388 Greenwich Street
New York, New York  10013

By: /s/ JERALD E. HAMPTON
    ---------------------------------
Name:  Jerald E. Hampton
       ------------------------------
Title:  Executive Vice President
        -----------------------------

SBHU LIFE AGENCY, INC.
ON ITS OWN BEHALF AND ON BEHALF OF EACH OF THE SUBSIDIARIES
AND AFFILIATED AGENCIES SET FORTH IN EXHIBIT A HERETO
388 Greenwich Street
New York, New York  10013

By: /s/ STEPHEN T. MARYNOWSKI
    ---------------------------------
Name:  Stephen T. Marynowski
       ------------------------------
Title:  Vice President/EVP
        -----------------------------

                                   EXHIBIT A

     List of Subsidiaries and Affiliated Agencies of SBHU Life Agency, Inc.

                                                           Tax I.D. Number
                                                           ---------------
Robinson Humphrey Insurance Services of Alabama, Inc.           58-1560819
SBHU Life Agency, Inc.                                          13-2896238
SBHU Life Agency of Arizona, Inc.                               86-0364031
SBS Insurance Brokerage Agency of Arkansas, Inc.                13-2947888
SBS Insurance Agency of Hawaii, Inc.                            99-0226240
SBS Insurance Agency of Idaho, Inc.                             82-0353604
SBHU Life Agency of Indiana, Inc.                               35-1453612
SBS Insurance Brokers of Kentucky, Inc.                         62-0972701
Smith Barney Life Agency, Inc.                                  13-3582818
SBS Insurance Agency of Maine, Inc.                             13-2786303
SBHU Life Agency of Massachusetts, Inc.                         04-2738507
SBS Insurance Agency of Montana, Inc.                           13-3125892
SBS Insurance Agency of Nevada, Inc.                            13-2969550
SBS Insurance Brokers of New Hampshire, Inc.                    13-2781361
SBS Insurance Brokers of North Dakota, Inc.                     93-0901581
SBHU Life Agency of Ohio, Inc.                                  34-1265302
SBHU Life Agency of Oklahoma, Inc.                              13-3041479
SBS Insurance Agency of South Dakota, Inc.                      46-0355008
SBHU Life Agency of Texas, Inc.                                 75-1723370
SBHU Life Agency of Utah, Inc.                                  87-0348277
SBS Insurance Agency of Wyoming, Inc.                           13-2992342
SBS Life Insurance Agency of Puerto Rico, Inc.                  13-3763544

                                   EXHIBIT B

         States in which Subagents must be appointed by Pacific Mutual
                   PRIOR to making solicitations in the State

          Alabama                        Mississippi
          Arkansas                       New Hampshire
          Delaware                       New Mexico
          District of Columbia           North Carolina
          Georgia                        Ohio (non-resident)
          Kentucky                       Oklahoma
          Maine                          Pennsylvania
          Maryland (non-resident)        West Virginia
          Massachusetts

                                 AMENDMENT #1
                                       TO
                     PACIFIC MUTUAL LIFE INSURANCE COMPANY
                      VARIABLE CONTRACT SELLING AGREEMENT


     This Amendment Number 1 is made this _____ day of _______, 1997 amending the Agreement dated September, 1996 (the "Agreement"), made by and among PACIFIC MUTUAL LIFE INSURANCE COMPANY ("Pacific Mutual"), PACIFIC MUTUAL DISTRIBUTORS, INC. ("Distributor"), SMITH BARNEY, INC. ("Broker/Dealer"), SBHU LIFE AGENCY, INC. and each listed subsidiary and affiliated agency listed on Exhibit A which is attached hereto and made a part hereof (jointly and severally referred to herein as "Agency"), Broker/Dealer and Agency jointly and severally hereinafter referred to collectively as "Selling Entities".

     Pacific Mutual, Distributor and Selling Entities hereby agree that effective with this Amendment, the Agreement shall apply to all variable annuity contracts which were initially issued by First Capital Corporation (FCC Contracts) which are currently carried by Pacific Corinthian Life Insurance Company and which, on or about October 30, 1997, will be deemed by operation of law to become Pacific Mutual Contracts.

     All other terms and conditions of the Agreement shall remain in full force and effect.

     The FCC Contracts are not available for new sales. Updated Exhibits A, B and D (commission schedule) to the Agreement are attached hereto.


PACIFIC MUTUAL LIFE INSURANCE COMPANY      PACIFIC MUTUAL DISTRIBUTORS, INC.
700 Newport Center Drive                   700  Newport Center Drive
Newport Beach, CA  92660                   Newport Beach, CA 92660

By:                                        By:
   -------------------------------------       -----------------------------
Name:   Glenn S. Schafer                   Name:   Gerald W. Robinson
      ----------------------------------          --------------------------
Title:  President                          Title:  President and CEO
      ----------------------------------          --------------------------

SMITH BARNEY INC.                          SBHU LIFE AGENCY, INC.
388 Greenwich Street                       ON ITS OWN BEHALF AND ON BEHALF OF
New York, New York  10013                  EACH OF THE SUBSIDIARIES AND
                                           AFFILIATED AGENCIES SET FORTH IN
By:                                        EXHIBIT A ATTACHED HERETO
   -------------------------------------   388 Greenwich Street
Name:  Jerald E. Hampton                   New York, New York  10013
       ---------------------------------
Title:  Executive Vice President           By:
        --------------------------------       -----------------------------
                                           Name:  Stephen T. Marynowski
                                                  --------------------------
                                           Title:  Vice President/EVP
                                                  --------------------------

[Schedules A, B and D to be attached at a later date.]